Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-11 of our report dated March 31, 2022 relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 6, 2022